UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Ryan, Christopher J.

   c/o Worlds.com, Inc.
   15 Union Wharf
   Boston, MA  02109
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   August 3, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Worlds.com, Inc.
   WDDD
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer and Principal Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy)   |(1)      |1/1/2005 |Common Stock           |65,000   |$4.00     |D            |                           |
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Option (Right to Buy)   |(1)      |1/1/2005 |Common Stock           |25,000   |$6.00     |D            |                           |
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Option (Right to Buy)   |(1)      |1/1/2005 |Common Stock           |10,000   |$9.00     |D            |                           |
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Option (Right to Buy)   |(2)      |7/19/2005|Common Stock           |50,000   |$2.00     |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) One-third of the total option grant vests on each of January 1, 2001, 2002 and 2003.
(2) One-third of the total option grant vests on each of July 19, 2001, 2002 and 2003.
(*) Mr. Ryan was made Chief Financial Officer and Principal Accounting Officer in August 2000 thus necessitating this filing.
SIGNATURE OF REPORTING PERSON
/s/   Christopher J. Ryan
DATE
August 8, 2000